NEWS RELEASE

Investor Contact: Scott W. Dudley Jr. 314-342-0878 Scott.Dudley@TheLacledeGroup.com	Media Contact: Jessica B. Willingham 314-342-3300 Jessica.Willingham@TheLacledeGroup.com

FOR IMMEDIATE RELEASE

The Laclede Group Reports Third Quarter Results
Missouri Gas Energy Contributes to Strong Performance

ST. LOUIS (August 7, 2014) - The Laclede Group, Inc. (NYSE: LG) (“Company” or “Laclede”) today reported operating results for the quarter ended June 30, 2014, the third quarter of its fiscal year 2014. Highlights include:

•	Net economic earnings (non-GAAP) increased to $14.5 million ($0.44 per fully diluted share) compared to $8.2 million ($0.36 per share) last year

•	Net income of $11.7 million (or $0.33 per share), up from $6.6 million ($0.25 per share)

•	Alabama Gas Corporation ("Alagasco") acquisition was unanimously approved by the Alabama Public Service Commission

“We delivered another strong quarter of performance, driven by the addition of Missouri Gas Energy and continued growth in our Gas Utility business,” said Suzanne Sitherwood, president and chief executive officer of Laclede. “As part of the next step in our growth strategy, we are excited about the recent Alabama regulatory approval of the acquisition of Alagasco, and look forward to welcoming their customers, employees, and the communities they serve to the Laclede family. We appreciate the cooperation and support from the many parties that have worked on this acquisition. Their combined efforts have put us in a position to close on August 31, which is ahead of the fiscal year end goal we set when we announced the agreement four months ago today.”

THIRD QUARTER RESULTS	Three Months Ended June 30,
	(Millions)		(Per Diluted Share)
	2014	2013	2014	2013
Earnings by Segment
Gas Utility	$13.3	$6.8	$0.41	$0.30
Gas Marketing	1.9	1.6	0.05	0.07
Other	(0.7)	(0.2)	(0.02)	(0.01)
Net Economic Earnings (non-GAAP)*	$14.5	$8.2	$0.44	$0.36
Acquisition-related items:
Costs	(3.9)	(1.4)	(0.10)	(0.05)
Increase in shares	—	—	(0.03)	(0.05)
Fair value adjustments	1.1	(0.2)	0.02	(0.01)
Net Income (GAAP)	$11.7	$6.6	$0.33	$0.25
Average Shares Outstanding (Millions)			35.0	26.2
* See “Net Economic Earnings and Reconciliation to GAAP”.

For the three months ended June 30, 2014, Laclede reported consolidated net income of $11.7 million, up from $6.6 million for the third quarter a year ago. Net economic earnings (NEE) increased to $14.5 million from $8.2 million. NEE excludes from net income the effect of unrealized gains and losses on energy-related derivatives, as well as integration and transaction costs associated with acquisition, divestiture and restructuring activities, as detailed below. The $6.3 million increase in NEE was driven by higher earnings from both the Gas Utility and Gas Marketing segments. On a per-share basis, NEE was $0.44 per fully diluted share for the third quarter of 2014, compared to $0.36 per share a year ago. NEE per share exclude the addition of approximately 10 million common shares issued in both June 2014 and May 2013 to finance a portion of the acquisitions of Alagasco and Missouri Gas Energy (MGE), respectively.
Gas Utility
For the third quarter, the Gas Utility segment reported net economic earnings of $13.3 million, up from $6.8 million a year earlier. Net income was $12.1 million compared to $6.8 million in the prior year. The increase was primarily due to a $52.4 million (or 74%) improvement in operating margin (non-GAAP; see "Operating Margin and Reconciliation to GAAP") driven by:

•	$48.9 million due to the addition of MGE’s operating results in 2014

•	$2.4 million related to higher rates including surcharges for infrastructure investment

•	$1.1 million from higher consumption and modest customer growth
Other operating expenses increased by $34.9 million, reflecting $31.6 million from the inclusion of MGE. The remainder reflected higher operating, maintenance, bad debt and labor costs, associated in part with the follow-on impacts of the extreme winter weather. Depreciation and amortization expenses increased by $6.9 million from the prior year, with $5.9 million due to the addition of MGE and the remainder reflecting infrastructure investments over the last year.
Gas Marketing
The Gas Marketing segment includes the results of Laclede Energy Resources, which provides non-regulated natural gas marketing services to the Midwest region. Quarterly net economic earnings were $1.9 million, up from $1.6 million in the prior year period, while net income increased to $3.0 million from $1.4 million. Results for Gas Marketing are largely driven by opportunities created by price volatility and basis differentials (pricing differences between supply regions). Operating margin for the third quarter improved to $6.5 million, an increase of $3.3 million over the prior-year period, as market conditions were generally more favorable this quarter compared to 2013, due in large part to the carryover of market conditions driven by the extreme cold winter.

NINE MONTH RESULTS

	Nine Months Ended June 30,
	(Millions)		(Per Diluted Share)
	2014	2013	2014	2013
Earnings by Segment
Gas Utility	$93.8	$62.3	$2.86	$2.75
Gas Marketing	9.8	7.3	0.30	0.32
Other	(1.1)	(0.7)	(0.04)	(0.03)
Net Economic Earnings (non-GAAP)*	$102.5	$68.9	$3.12	$3.04
Acquisition-related items:
Costs	(6.1)	(5.3)	(0.17)	(0.23)
Increase in shares	—	—	(0.07)	(0.15)
Fair value adjustments	3.1	(1.2)	0.09	(0.04)
Net Income (GAAP)	$99.5	$62.4	$2.97	$2.62
Average Shares Outstanding (Millions)			33.4	23.7

* See “Net Economic Earnings and Reconciliation to GAAP”.

For the first nine months of fiscal 2014, Laclede reported consolidated net economic earnings of $102.5 million compared to $68.9 million in the prior year. Net income was $99.5 million, up from $62.4 million in 2013. The increase in earnings was driven principally by higher Gas Utility and Gas Marketing operating results, particularly in the second quarter which had significant benefit from colder than normal winter weather. On a per-share basis, NEE was $3.12 per fully diluted share for the nine months ended June 30, 2014, compared to $3.04 per share in the prior-year period.
Gas Utility
For the first nine months of fiscal 2014, the Gas Utility segment reported NEE of $93.8 million, up 51 percent from $62.3 million for the same period in 2013. Segment net income was $91.6 million, up from $62.3 million a year ago. The increase was primarily due to a $175.7 million improvement in operating margin, of which $156.2 million is attributable to the addition of MGE in the current year. The unusually cold winter in the second quarter of fiscal 2014 contributed $6.5 million to operating margin. Other operating expenses increased by $96.3 million, of which $83.4 million reflects the inclusion of MGE, reflecting higher costs for maintenance, bad debt and labor associated with the unusually cold winter, which essentially offset the additional operating margin. Depreciation and amortization expenses increased by $24.8 million, with $21.2 million attributable to MGE and the remainder reflecting higher capital investments.
Gas Marketing
For the nine months ended June 30, 2014, Gas Marketing NEE was $9.8 million, up 34 percent from $7.3 million a year ago. Net income increased to $12.9 million from $6.1 million a year ago. The earnings increase was largely attributable to higher weather-related operating margins in the second quarter of $9.0 million (a benefit to earnings of approximately $5.6 million or $0.17 per share). Run rate margins declined from the prior year, reflecting the expiration of two favorable gas supply contracts during 2013 and early 2014.

ACQUISITIONS
Missouri Gas Energy
Since closing the acquisition in the fourth quarter of fiscal 2013, the Company has incurred one-time costs associated with the integration of MGE. For the third quarter and fiscal year to date, those costs totaled $1.2 million and $4.6 million respectively. Under the regulatory order approving the acquisition of MGE, Laclede defers for future rate recovery 50 percent of these one-time integration costs, resulting in a deferral of $0.6 million and $2.3 million, respectively. The after-tax impacts of the net one-time integration costs were $0.4 million and $1.4 million, respectively.

In the prior-year period, acquisition-related costs, principally due diligence and transaction costs associated with the then-pending MGE acquisition, were $2.2 million for the third quarter and $8.5 million for the first nine months, or an after-tax earnings impact of $1.4 million and $5.3 million, respectively. The after-tax impact of both transaction and net one-time integration costs for all periods is reflected in GAAP results, and is excluded for net economic earnings as noted in the reconciliation.

Alagasco
As announced on April 7, 2014, Laclede entered into an agreement with Energen Corporation to acquire 100 percent of the common stock of Alagasco for $1.6 billion including the assumption of $250 million in Alagasco debt. The transaction is subject to customary closing conditions, including obtaining required approvals. Laclede received clearance under the Hart-Scott-Rodino Antitrust Improvements Act on May 7. On July 22, the Alabama Public Service Commission (APSC) unanimously voted to approve Laclede’s acquisition of Alagasco, and subsequently issued a written order reflecting their decision effective July 24. Pursuant to Alabama law, parties have 30 days to appeal an order of the APSC. No party to the proceeding before the APSC formally opposed the application for approval. Assuming completion of the appeal period, Laclede is targeting an August 31 effective close on the transaction.

The Company incurred costs associated with the evaluation and negotiation of the Alagasco transaction totaling $4.2 million in the third quarter and $6.1 million for the first nine months of fiscal 2014, which had an after-tax earnings impact of $2.7 million and $3.9 million, respectively. The Company expects to incur total transaction-related costs, including interest costs associated with the equity units and long-term debt issued to finance the acquisition, in the range of $18 million to $22 million. As with the costs incurred for the MGE acquisition noted above, the after-tax impact of these costs is reflected in GAAP results, and is excluded for net economic earnings as noted in the reconciliation.

The Alagasco acquisition is supported by a fully-syndicated bridge facility with Credit Suisse, Wells Fargo Bank, N.A., and a group of eleven additional financial institutions, originally totaling $1.35 billion. On June 11, Laclede successfully completed the equity portion of the permanent transaction financing, generating net proceeds of approximately $600 million through the issuance of common stock and equity units. As previously announced, Laclede issued 10.35 million shares of common stock at $46.25 per share and 2.875 million equity units at $50 per unit. Largely due to Laclede's receipt of the proceeds from those offerings, the bridge facility was reduced to $700 million effective June 16.

The remaining permanent financing is expected to include the issuance of approximately $625 million of Laclede long-term debt, the assumption of the existing Alagasco debt, the use of corporate cash and revolving credit borrowing. Laclede has interest rate hedges covering a majority of its anticipated long-term debt issuance.

REGULATORY UPDATE
Laclede Gas
As reported previously, the Missouri Public Service Commission (MoPSC) approved the establishment of an Infrastructure System Replacement Surcharge (ISRS) of $7.0 million annually, effective April 12, 2014, increasing the monthly bill for the average residential customer by $0.86. The ISRS revenues allow Laclede Gas to recover the investment it has made in upgrading its distribution system to improve safety and reliability, and to reduce future operating costs.

On July 25, Laclede Gas filed for an additional ISRS of $3.1 million annually, covering additional investments in its distribution system since the last surcharge noted above. The filing is subject to review by the MoPSC.

Missouri Gas Energy
On July 25, MGE filed to establish a new ISRS rider of $2.8 million annually, covering investments since January 2014. As with the Laclede Gas filing, it is subject to review and approval by the MoPSC.

BALANCE SHEETS AND CASH FLOWS
The balance sheets for Laclede as of June 30, 2014 and September 30, 2013 reflect the acquisition of MGE, including the addition of its assets and liabilities and the equity and debt issued to finance the acquisition which closed on September 1, 2013. The June 30, 2014 balance sheet also reflects the issuance of 10.35 million shares of common stock and 2.875 million in equity units in June 2014 to support the Alagasco acquisition. The balance sheet as of June 30, 2013 includes 10.0 million shares of common stock issued in May 2013 in anticipation of the closing of the then-pending MGE acquisition.

The Company strives to maintain a strong long-term capital structure and is targeting approximately 51 percent long-term debt to total capitalization upon the completion of the Alagasco transaction. Laclede had no short-term borrowings outstanding at June 30, 2014 compared to $74.0 million at September 30, 2013.

Net cash provided by operating activities was $185.0 million for the nine months ended June 30, 2014, up from $167.0 million for the prior year period. On this comparative basis, the main drivers of higher cash inflows in the nine months ended June 30, 2014 were higher net income, a higher sendout of natural gas stored underground, and higher depreciation, amortization, and accretion reflecting the inclusion of MGE. These cash inflows were partially offset by the seasonality of the accounts receivable balance and delayed customer billings.

Capital expenditures for the nine months ended June 30, 2014 increased to $109.5 million from $96.8 million in the prior year period, primarily due to increased investment in pipeline replacement driven by the addition of MGE.

For additional details on Laclede's results for the third quarter of fiscal 2014, please see the accompanying unaudited Statements of Condensed Consolidated Income, unaudited Condensed Consolidated Balance Sheets, and unaudited Statements of Condensed Consolidated Cash Flows.

CONFERENCE CALL AND WEBCAST
As previously announced, The Laclede Group will host a conference call and webcast today to discuss its first quarter financial results. To access the call, please dial the number below approximately 5-10 minutes prior to the start time.

Date and Time:	Thursday, August 7
9 a.m. Central (10 a.m. Eastern)

Phone Numbers:	U.S. and Canada:	1-855-590-6721
	International:	1-619-377-4221

The call will also be webcast in a listen-only format for the media and general public. The webcast can be accessed at www.TheLacledeGroup.com under the Investor Services tab.

A replay of the call will be available beginning at 11 a.m. Central (Noon Eastern) on August 7 through September 5 by dialing 1-855-590-6721 (U.S. and Canada) or 1-619-377-4221 (International). The Conference ID is 71836865. The webcast will be available for replay beginning August 7, at www.TheLacledeGroup.com.

ABOUT THE LACLEDE GROUP
The Laclede Group, Inc. (NYSE: LG), headquartered in St. Louis, Missouri, is a public utility holding company. The Gas Utility segment serves St. Louis and eastern Missouri through Laclede Gas and serves Kansas City and western Missouri through Missouri Gas Energy. Together they provide more than 1.13 million residential, commercial and industrial customers with safe and reliable natural gas service. Laclede’s primary non-utility business, Laclede Energy Resources, Inc., included in the Gas Marketing segment, provides non-regulated natural gas services. Laclede Group is committed to pursuing growth through 1) developing and investing in emerging technologies; 2) investing in infrastructure; 3) acquiring businesses to which the Company can apply its operating model, and 4) leveraging its current business unit competencies. For more information about Laclede and its subsidiaries, visit www.TheLacledeGroup.com.

CAUTIONARY STATEMENTS ON FORWARD-LOOKING INFORMATION AND NON-GAAP MEASURES
This news release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. The Company's future operating results may be affected by various uncertainties and risk factors, many of which are beyond the Company's control, including weather conditions, economic factors, the competitive environment, governmental and regulatory policy and action, and risks associated with the acquisitions and integrations of Missouri Gas Energy and Alabama Gas Corporation. For a more complete description of these uncertainties and risk factors, see the Company's Form 10-K for the fiscal year ended September 30, 2013, filed with the Securities and Exchange Commission and the Company’s Form 10-Q for the quarter ended June 30, 2014, to be filed with the Securities and Exchange Commission later today.

This news release includes the non-GAAP financial measures of "net economic earnings," "net economic earnings per share," and “operating margin.” Management also uses these non-GAAP measures internally when evaluating the Company's performance and results of operations. Net economic earnings exclude from net income the after-tax impacts of fair value accounting and timing adjustments associated with energy-related transactions. These adjustments, which primarily impact the Gas Marketing segment, include net unrealized gains and losses on energy-related derivatives resulting from the current changes in the fair value of financial and physical transactions prior to their completion and settlement, lower of cost or market inventory adjustments, and realized gains and losses on economic hedges prior to the sale of the physical commodity. In calculating net economic earnings, management also excludes from net income the after-tax impacts related to acquisition, divestiture, and restructuring activities, including one-time costs related to the integration of MGE and costs related to the acquisition of Alabama Gas Corporation. Management believes that excluding these items provides a useful representation of the economic impact of actual settled transactions and overall results of ongoing operations. Operating margin adjusts operating income to include only those costs that are directly passed on to the customers and collected through revenues, which are the wholesale cost of natural gas and propane and gross receipts taxes. These internal non-GAAP operating metrics should not be considered as an alternative to, or more meaningful than, GAAP measures such as operating income or net income.

STATEMENTS OF CONSOLIDATED INCOME — UNAUDITED
THE LACLEDE GROUP, INC.
(Millions, Except Per Share Amounts)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2014	2013	2014	2013

OPERATING REVENUES
Gas Utility	$214.0	$131.5	$1,283.6	$735.7
Gas Marketing and Other	27.8	33.8	121.3	134.2
Total Operating Revenues	241.8	165.3	1,404.9	869.9
OPERATING EXPENSES
Gas Utility
Natural and propane gas	49.3	43.2	696.4	410.2
Other operation and maintenance expenses	73.0	42.5	207.3	123.3
Depreciation and amortization	18.4	11.5	58.5	33.7
Taxes, other than income taxes	22.2	12.9	92.6	49.5
Total Gas Utility Operating Expenses	162.9	110.1	1,054.8	616.7
Gas Marketing and Other	54.2	42.9	175.3	147.0
Total Operating Expenses	217.1	153.0	1,230.1	763.7
Operating Income	24.7	12.3	174.8	106.2
Other Income and (Income Deductions) - Net	(2.4)	(0.4)	(1.0)	2.0
Interest Charges:
Interest on long-term debt	8.6	6.3	26.9	17.4
Other interest charges	2.8	0.6	4.3	2.2
Total Interest Charges	11.4	6.9	31.2	19.6
Income Before Income Taxes	10.9	5.0	142.6	88.6
Income Tax Expense	(0.8)	(1.6)	43.1	26.2
Net Income	$11.7	$6.6	$99.5	$62.4

Weighted Average Number of Common Shares Outstanding:
Basic	34.9	26.1	33.3	23.6
Diluted	35.0	26.2	33.4	23.7

Basic Earnings Per Share of Common Stock	$0.34	$0.25	$2.97	$2.62
Diluted Earnings Per Share of Common Stock	$0.33	$0.25	$2.97	$2.62
Dividends Declared Per Share of Common Stock	$0.440	$0.425	$1.320	$1.275

CONDENSED CONSOLIDATED BALANCE SHEETS — UNAUDITED
THE LACLEDE GROUP, INC.
(Millions)

	June 30,	September 30,
	2014	2013
ASSETS
Utility Plant	$2,360.3	$2,271.2
Less: Accumulated depreciation and amortization	532.4	494.6
Net Utility Plant	1,827.9	1,776.6
Non-Utility Property	8.2	7.7
Goodwill	210.0	247.1
Other Investments	60.4	58.3
Other Property and Investments	278.6	313.1

Current Assets:
Cash and cash equivalents	571.8	53.0
Accounts receivable (net of allowance for doubtful accounts)	208.0	171.3
Delayed customer billings	28.7	—
Inventories	135.6	199.2
Other	51.1	52.4
Total Current Assets	995.2	475.9

Regulatory assets and other deferred charges	555.0	559.8
Total Assets	$3,656.7	$3,125.4

CAPITALIZATION AND LIABILITIES
Capitalization:
Common stock and paid-in capital	$1,070.7	$627.0
Retained earnings	471.6	420.1
Accumulated other comprehensive loss	(8.5)	(0.8)
Total Common Stock Equity	1,533.8	1,046.3
Long-term debt (less current portion)	976.6	912.7
Total Capitalization	2,510.4	1,959.0

Current Liabilities:
Notes payable	—	74.0
Accounts payable	152.0	140.2
Advance customer billings	—	23.7
Accrued liabilities and other	168.1	115.3
Total Current Liabilities	320.1	353.2

Deferred Credits and Other Liabilities:
Deferred income taxes	398.9	379.1
Pension and postretirement benefit costs	209.7	228.7
Regulatory liabilities	90.1	85.5
Asset retirement obligations and other	127.5	119.9
Total Deferred Credits and Other Liabilities	826.2	813.2
Total Capitalization and Liabilities	$3,656.7	$3,125.4

CONDENSED STATEMENTS OF CONSOLIDATED CASH FLOWS — UNAUDITED
THE LACLEDE GROUP, INC.
(Millions)

	Nine Months Ended June 30,
	2014	2013
Operating Activities:
Net Income	$99.5	$62.4
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization, and accretion	59.1	34.7
Other – net	17.8	15.0
Changes in assets and liabilities	8.6	54.9
Net cash provided by operating activities	185.0	167.0

Investing Activities:
Capital expenditures	(109.5)	(96.8)
Other	2.9	(2.6)
Proceeds from sale of right to acquire New England Gas Company	11.0	—
Proceeds from final reconciliation of acquisition of Missouri Gas Energy	23.9	—
Net cash used in investing activities	(71.7)	(99.4)

Financing Activities:
Issuance of long-term debt	143.8	125.0
Redemption and maturity of first mortgage bonds	(80.0)	(25.0)
Repayment of short-term debt – net	(74.0)	(40.1)
Issuance of common stock	459.7	431.3
Dividends paid	(42.9)	(28.7)
Other	(1.1)	(1.1)
Net cash provided by financing activities	405.5	461.4

Net Increase in Cash and Cash Equivalents	518.8	529.0
Cash and Cash Equivalents at Beginning of Period	53.0	27.5
Cash and Cash Equivalents at End of Period	$571.8	$556.5

NET ECONOMIC EARNINGS AND RECONCILIATION TO GAAP
THE LACLEDE GROUP, INC.
(Millions, except per share amounts)

	Gas Utility	Gas Marketing	Other	Total	Per Share Amounts (2)
Three Months Ended June 30, 2014
Net Income (Loss) (GAAP)	$12.1	$3.0	$(3.4)	$11.7	$0.33
Unrealized gain on energy-related derivatives (1)	—	(1.0)	—	(1.0)	(0.02)
Lower of cost or market inventory adjustments (1)	—	(0.1)	—	(0.1)	—
Acquisition, divestiture and restructuring activities (1)	1.2	—	2.7	3.9	0.10
Weighted Average Shares Adjustment (2)					0.03
Net Economic Earnings (Loss) (Non-GAAP)	$13.3	$1.9	$(0.7)	$14.5	$0.44
Diluted EPS (GAAP)	$0.35	$0.09	$(0.11)	$0.33
Net Economic EPS (Non-GAAP) (2)	$0.41	$0.05	$(0.02)	$0.44

Three Months Ended June 30, 2013
Net Income (Loss) (GAAP)	$6.8	$1.4	$(1.6)	$6.6	$0.25
Unrealized gain on energy-related derivatives (1)	—	(0.3)	—	(0.3)	(0.01)
Lower of cost or market inventory adjustments (1)	—	0.5	—	0.5	0.02
Acquisition, divestiture and restructuring activities (1)	—	—	1.4	1.4	0.05
Weighted Average Shares Adjustment (2)					0.05
Net Economic Earnings (Loss) (Non-GAAP)	$6.8	$1.6	$(0.2)	$8.2	$0.36
Diluted EPS (GAAP)	$0.26	$0.05	$(0.06)	$0.25
Net Economic EPS (Non-GAAP) (2)	$0.30	$0.07	$(0.01)	$0.36

Nine Months Ended June 30, 2014
Net Income (Loss) (GAAP)	$91.6	$12.9	$(5.0)	$99.5	$2.97
Unrealized gain on energy-related derivatives (1)	—	(2.3)	—	(2.3)	(0.07)
Lower of cost or market inventory adjustments (1)	—	(0.7)	—	(0.7)	(0.02)
Realized gain on economic hedges prior to the sale of the physical commodity (1)	—	(0.1)	—	(0.1)	—
Acquisition, divestiture and restructuring activities (1)	2.2	—	3.9	6.1	0.17
Weighted Average Shares Adjustment (2)					0.07
Net Economic Earnings (Loss) (Non-GAAP)	$93.8	$9.8	$(1.1)	$102.5	$3.12
Diluted EPS (GAAP)	$2.73	$0.39	$(0.15)	$2.97
Net Economic EPS (Non-GAAP) (2)	$2.86	$0.30	$(0.04)	$3.12

Nine Months Ended June 30, 2013
Net Income (Loss) (GAAP)	$62.3	$6.1	$(6.0)	$62.4	$2.62
Unrealized loss on energy-related derivatives (1)	—	0.6	—	0.6	0.02
Lower of cost or market inventory adjustments (1)	—	0.6	—	0.6	0.02
Acquisition, divestiture and restructuring activities (1)	—	—	5.3	5.3	0.23
Weighted Average Shares Adjustment (2)					0.15
Net Economic Earnings (Loss) (Non-GAAP)	$62.3	$7.3	$(0.7)	$68.9	$3.04
Diluted EPS (GAAP)	$2.61	$0.26	$(0.25)	$2.62
Net Economic EPS (Non-GAAP) (2)	$2.75	$0.32	$(0.03)	$3.04
(1) Amounts presented net of income taxes, which were calculated by applying federal, state, and local income tax rates applicable to ordinary income to the amounts of the pre-tax reconciling items.
(2) Consolidated net economic earnings per share (EPS) are calculated by replacing consolidated net income (loss) with consolidated net economic earnings (loss) in the GAAP diluted EPS calculation. Also, net economic earnings per share exclude the impact of the May 2013 and June 2014 equity offerings to fund the acquisitions of MGE and Alagasco (pending). The weighted-average diluted shares used in the net economic earnings per share calculation for the quarter ended June 30, 2014 and 2013 were 32.7 million and 22.5 million compared to 35.0 million and 26.2 million in GAAP EPS calculation, respectively. The weighted-average diluted shares used in the net economic earnings per share calculation for the nine months ended June 30, 2014 and 2013 were 32.7 million and 22.5 million compared to 33.4 million and 23.7 million in GAAP EPS calculation, respectively.
Note: EPS amounts by segment represent contributions to The Laclede Group’s consolidated EPS.

OPERATING MARGIN AND RECONCILIATION TO GAAP

THE LACLEDE GROUP, INC.
(Millions)

	Gas Utility	Gas Marketing	Other	Eliminations	Consolidated
Three Months Ended June 30, 2014
Operating Revenues	$214.2	$55.0	$1.2	$(28.6)	$241.8
Natural and propane gas expense	77.6	48.5	—	(28.3)	97.8
Gross receipts tax expense	13.7	—	—	—	13.7
Operating margin (non-GAAP)	122.9	6.5	1.2	(0.3)	130.3
Depreciation and amortization	18.4	0.1	0.1	—	18.6
Other operating expenses	81.8	1.4	4.1	(0.3)	87.0
Operating income (GAAP)	$22.7	$5.0	$(3.0)	$—	$24.7

Three Months Ended June 30, 2013
Operating revenues	$131.5	$42.8	$1.1	$(10.1)	$165.3
Natural and propane gas expense	52.8	39.6	—	(9.6)	82.8
Gross receipts tax expense	8.2	—	—	—	8.2
Operating margin (non-GAAP)	70.5	3.2	1.1	(0.5)	74.3
Depreciation and amortization	11.5	0.1	0.2	—	11.8
Other operating expenses	46.9	0.9	2.9	(0.5)	50.2
Operating income (GAAP)	$12.1	$2.2	$(2.0)	$—	$12.3

Nine Months Ended June 30, 2014
Operating revenues	$1,288.1	$188.2	$2.6	$(74.0)	$1,404.9
Natural and propane gas expense	769.7	162.6	—	(73.3)	859.0
Gross receipts tax expense	66.5	0.2	—	—	66.7
Operating margin (non-GAAP)	451.9	25.4	2.6	(0.7)	479.2
Depreciation and amortization	58.5	0.3	0.3	—	59.1
Other operating expenses	234.1	3.7	8.2	(0.7)	245.3
Operating income (GAAP)	$159.3	$21.4	$(5.9)	$—	$174.8

Nine Months Ended June 30, 2013
Operating revenues	$746.2	$143.9	$5.4	$(25.6)	$869.9
Natural and propane gas expense	435.3	130.3	1.2	(25.1)	541.7
Gross receipts tax expense	34.7	0.1	—	—	34.8
Operating margin (non-GAAP)	276.2	13.5	4.2	(0.5)	293.4
Depreciation and amortization	33.7	0.3	0.7	—	34.7
Other operating expenses	137.8	3.3	11.9	(0.5)	152.5
Operating income (GAAP)	$104.7	$9.9	$(8.4)	$—	$106.2